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                                                                     EXHIBIT 3.1

                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         INTERNATIONAL STEEL GROUP INC.


         International Steel Group Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         1. The current name of the Company is International Steel Group Inc. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on February 22, 2002 and the original name of the Company was WLR Acquisition Corp. On March 22, 2002, a Certificate of Amendment of Certificate of Incorporation was filed to change the original name of the Company to "International Steel Group Inc." The Company filed a Certificate of Correction Filed to Correct a Certain Error in the Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware on March 28, 2002. On April 10, 2002, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware. On May 5, 2003, the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware.

         2. By unanimous written consent of the Board of Directors of the Company, a resolution was duly adopted, pursuant to Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware, setting forth a Third Amended and Restated Certificate of Incorporation of the Company and declaring the enactment and filing of said Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware advisable.

         3. The stockholders of the Company duly approved said proposed Third Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         4. The resolution setting forth the Third Amended and Restated Certificate of Incorporation is as follows:

                  RESOLVED: That the Second Amended and Restated Certificate of Incorporation of the Corporation be and hereby is amended and restated in its entirety so that the same shall read as follows:

                                    ARTICLE I
                                    ---------

                  The name of the corporation is International Steel Group Inc. (the "Company").

                                   ARTICLE II
                                   ----------

         The address of the Company's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the Company's registered agent at such address is Corporation Service Company.
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                                   ARTICLE III
                                   -----------

         The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE IV
                                   ----------

         Section 1. Authorized Capital Stock. The Company is authorized to issue three classes of capital stock, designated Common Stock, Class B Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 367,000,000 shares, consisting of 350,000,000 shares of Common Stock, par value of one cent ($.01) per share, 7,000,000 shares of Class B Common Stock, par value of one cent ($.01) per share, and 10,000,000 shares of Preferred Stock, par value of one cent ($.01) per share.

         Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the "Board") is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

                  (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                  (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

                  (c) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

                  (d) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

                  (e) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

                  (f) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

                  (g) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity and the rates or other determinants of conversion or exchange applicable thereto;

                  (h) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

                  (i) the provisions, if any, of a sinking fund applicable to such series; and


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                  (j) any other relative, participating, optional or other
         special powers, preferences or rights and qualifications, limitations or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

         Section 3. Common Stock. Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter stockholders are entitled to vote under applicable law and each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

         Section 4. Class B Common Stock. Except as specified in this Article IV, Section 4, the Class B Common Stock is identical in all respects to the Common Stock and shall constitute, together with the Common Stock, a single class of stock and shall vote together with the Common Stock as a single class except as otherwise provided by law. The Company may not undertake any action of the type set forth within the definition of Extraordinary Common Stock Event (set forth below) unless the same action is taken with respect to both the Common Stock and the Class B Common Stock.

                  (a) Upon the consummation of a sale of Common Stock by the Company pursuant to a bona fide underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 (an "IPO"), each issued and outstanding share of Class B Common Stock shall automatically convert into the number of fully paid and nonassessable shares of Common Stock at the Conversion Ratio without any action by the holders thereof, such shares of Class B Common Stock shall automatically be cancelled and shall cease to exist, and no more shares of Class B Common Stock may be issued.

                  The "Conversion Ratio" means (i) $92,500 per share (the "Purchase Price") divided by (ii) the product of (x) the price per share paid by the public in the IPO multiplied by (y) 0.7, in any case as the Conversion Ratio may be adjusted from time to time in accordance with subsection (b) of this Article IV, Section 4.

                  (b) Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Conversion Ratio for the Class B Common Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by dividing the then applicable Purchase Price by a fraction, the numerator of which shall be the number of shares of Class B Common Stock outstanding immediately after such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Class B Common Stock outstanding immediately prior to such Extraordinary Common Stock Event, and the quotient so obtained shall thereafter be deemed the Purchase Price. The Conversion Ratio for the Class B Common Stock shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event.

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                  "Extraordinary Common Stock Event" shall mean (A) the issue of additional shares of Common Stock and Class B Common Stock as a dividend or other distribution on outstanding shares of Common Stock and Class B Common Stock, respectively, (B) a stock split or subdivision of outstanding shares of Common Stock and Class B Common Stock into a greater number of shares of Common Stock and Class B
         Common Stock, respectively, (C) a combination or reverse stock split of outstanding shares of Common Stock and Class B Common Stock into a smaller number of shares of Common Stock and Class B Common Stock, respectively, or (D) any similar event.

                  (c) All issued and outstanding shares of Class B Common Stock shall be converted automatically into shares of Common Stock as provided in subsection (a) of this Article IV, Section 4 whether or not the certificates representing such shares of Class B Common Stock are surrendered to the Company or its transfer agent.

                  (d) In the event that (i) in connection with the distribution by any holder of Class B Common Stock of any shares of Class B Common Stock pursuant to a plan of liquidation or a plan of reorganization (each as defined under chapter 11 of the Bankruptcy Code, 11 U.S.C. ss.ss.101-1330), any fractional share of Class B Common Stock is created and (ii) the IPO shall not have occurred prior to December 15 of the calendar year in which such distribution occurred, the Company shall have the right to eliminate such fractional share by purchasing such fractional share at a price equal to the product of (A) the then applicable Purchase Price multiplied by (B) the relevant fraction.

                  (e) In the event that upon the automatic conversion of Class B Common Stock into Common Stock as contemplated above, any fractional share of Common Stock is created, the Company shall have the right to eliminate any such fractional share at or about the time of such automatic conversion by purchasing any such fractional share for a price equal to the product of (A) the price per share paid by the public in the IPO, multiplied by (B) the relevant fraction.

                                    ARTICLE V
                                    ---------

         The Board may make, amend, and repeal the Bylaws of the Company. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in this Third Amended and Restated Certificate of Incorporation and the Bylaws of the Company. Notwithstanding the foregoing and anything contained in this Third Amended and Restated Certificate of Incorporation or the Bylaws to the contrary, the Bylaws may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock (as defined below), voting together as a single class. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Third Amended and Restated Certificate of Incorporation, "Voting Stock" means stock of the Company of any class or series entitled to vote generally in the election of the directors of the Board (the "Directors"). Notwithstanding anything contained in this Third Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the


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outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provisions inconsistent with, this Article V.

                                   ARTICLE VI
                                   ----------

         Subject to the rights of the holders of any series of Preferred Stock:

                  (a) any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and

                  (b) special meetings of stockholders of the Company may be called by the Chairman of the Board (the "Chairman"), the Chief Executive Officer of the Company (the "Chief Executive Officer"), the President of the Company (the "President") or the Secretary of the Company (the "Secretary") within 10 calendar days after receipt of the written request of a majority of the total number of Directors that the Company would have if there were no vacancies (the "Whole Board").

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company. Notwithstanding anything contained in this Third Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, will be required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.

                                   ARTICLE VII
                                   -----------

         Section 1. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors constituting the Board shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Company. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. The Directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2004; the Directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2005; and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2006, with the members of each class to hold office until their successors are elected and qualified or until their earlier resignation, retirement, removal or death. Subject to the rights, if any, of the holders of any series of Preferred Stock, any vacancy on the Board that results from an increase in the number of directors may be filled by a majority of the Board then in office, provided that a quorum is present, and any other vacancy occurring on the Board may be filled by a majority of the Board then in office, even if less than a quorum, or by a sole remaining director. If the number of directors which shall constitute the whole


                                       5
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Board of the Company is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in such number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of Directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. If authorized by the Board, such requirement of written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

         Section 2. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders only for cause and only in the manner provided in this Article VII, Section 2. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such Director or Directors for cause.

         Section 3. Amendment, Repeal, Etc. Notwithstanding anything contained in this Third Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article VII.

                                  ARTICLE VIII
                                  ------------

         To the full extent permitted by the Delaware General Corporation Law or any other applicable law currently or hereafter in effect, no Director will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director. If the Delaware General Corporation Law is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a Director shall be eliminated or limited to the fullest extent authorized by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article VIII will not adversely affect any right or protection of a Director existing prior to such repeal or modification.

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                                   ARTICLE IX
                                   ----------

         Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

         Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to be paid by the Company the expenses (including, without limitation, attorneys' fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an "Advancement of Expenses"); provided, however, that, if the Delaware General Corporation Law so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an "Undertaking"), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a "Final Adjudication") that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators.

         Section 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be


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entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this
Article IX or otherwise shall be on the Company.

         Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company's Third Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws of the Company may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article IX.

         Section 5. Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         Section 6. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article IX with respect to the indemnification and Advancement of Expenses of directors and officers of the Company.

                                    ARTICLE X
                                    ---------

         Whenever a compromise or arrangement is proposed between this Company and its creditors or any class of them and/or between this Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Company under Section 291 of Title 8 of the Delaware Code or on the


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application of trustees in dissolution or of any receiver or receivers appointed for this Company under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company, as the case may be, agree to any compromise or arrangement and to any reorganization of this Company as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Company, as the case may be, and also on this Company.

                                   ARTICLE XI
                                   ----------

         The Company is to have perpetual existence.

                                   ARTICLE XII
                                   -----------

         The Company reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.


         IN WITNESS WHEREOF, the Company has caused this Third Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on this 26th day of November, 2003.





                                          By:      /s/ Rodney Mott
                                                   -----------------------------
                                          Name:    Rodney Mott
                                          Title:   President and Chief Executive
                                                   Officer